Exhibit 99.1

MAXIMUS Reports Financial Results for First Quarter of Fiscal 2013

- Company Raises Fiscal 2013 Revenue and Earnings Guidance -

RESTON, Va.--(BUSINESS WIRE)--February 7, 2013--MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported financial results for its first quarter ended December 31, 2012.

Key highlights include:

•	Revenue grew 19% to $286.3 million for the first quarter compared to $239.6 million reported for the same period last year, driven by the PSI acquisition, growth on existing contracts, and new work.

•	Adjusted diluted earnings per share from continuing operations increased 24% to $0.63 for the first quarter compared to $0.51 reported for the same period last year.

•	Cash and cash equivalents totaled $167.1 million at December 31, 2012.

•	Year-to-date new signed contract awards totaled $178 million at December 31, 2012.

Revenue for the fiscal 2013 first quarter increased 19% (19% on a constant currency basis) to $286.3 million versus $239.6 million reported for the same period last year. Revenue increases were driven by the acquisition of PSI in April 2012, growth on existing contracts, and new work. First quarter organic revenue increased 5% compared to the same period last year.

First quarter income from continuing operations, net of taxes, totaled $21.8 million, or $0.62 per diluted share, and included approximately $0.01 of net legal, settlement and acquisition-related expenses. Excluding these costs, first quarter adjusted diluted earnings per share from continuing operations increased 24% to $0.63 compared to $0.51 reported for the same period last year. A reconciliation to this non-GAAP measure is included in the accompanying financial schedules.

First quarter 2013 earnings were better than expected, driven principally by accretive, transaction-based work in the Health Services Segment, primarily in the Company’s Federal Medicare appeals business. The Human Services Segment also benefitted from a temporary uplift in a domestic workforce services program.

“With strong performances from both our Health and Human Services Segments, MAXIMUS has set a solid platform for fiscal 2013. During the quarter, we experienced strong volumes from our Federal Medicare appeals business and we also made steady progress in winning new work in the emerging health insurance exchange market. Internationally, we see future opportunities that dovetail nicely with our core capabilities as governments evaluate program affordability and seek solutions to control costs and improve their benefit programs,” commented Richard A. Montoni, Chief Executive Officer of MAXIMUS.

Health Services Segment

Health Services Segment revenue for the first quarter of fiscal 2013 increased 11% to $176.0 million compared to $158.0 million for the same period last year, driven by the PSI acquisition, expansion on existing contracts and higher volumes in the Medicare appeals business line. Health Services Segment operating income for the first quarter of fiscal 2013 increased 23% to $20.6 million (11.7% operating margin) and benefitted from accretive revenue growth. This compares to $16.8 million (10.6% operating margin) in the same period last year which was tempered by the timing of a change order that was recognized in the third quarter of fiscal 2012, as well as margin dilution from the Texas contract where the Company experienced a temporary spike in lower-margin revenue.

Human Services Segment

Human Services Segment revenue for the first quarter of fiscal 2013 increased 35% to $110.3 million compared to $81.6 million for the same period last year, principally due to the PSI acquisition, the ramp-up in the United Kingdom and new work in Canada and Saudi Arabia. Human Services Segment operating income for the first quarter of 2013 increased 33% to $13.7 million (12.4% operating margin), driven by the expected improvement in the United Kingdom. The Segment also benefitted from performance-based payments in a domestic welfare-to-work program that are not expected to repeat at these higher levels going forward. This compares to $10.3 million (12.6% operating margin) in the same period last year.

Sales and Pipeline

Year-to-date signed contract wins at December 31, 2012 totaled $178 million compared to $298 million reported for the same period last year. New contracts pending (awarded but unsigned) totaled $459 million compared to $579 million last year. The prior-year period included a $450 million contract extension in Australia. Sales pipeline at February 1, 2013 increased $1.0 billion to $2.7 billion (consisting of $855 million in proposals pending, $283 million in proposals in preparation, and $1.6 billion in proposals tracking) and includes opportunities across multiple geographies and both segments. This compares to $1.7 billion in sales pipeline for the same period last year.

Balance Sheet and Cash Flows

Cash and cash equivalents at December 31, 2012 totaled $167.1 million, of which approximately 75% is held overseas. For the first quarter of fiscal 2013, cash provided by operating activities from continuing operations totaled $10.1 million, with negative free cash flow of $0.4 million. Cash flow in the quarter was consistent with seasonal expectations and was tempered lower receivables collections due to the number and timing of holidays. This resulted in Days Sales Outstanding (DSO) from continuing operations of 67 days which are within the Company’s previously stated range of 65 to 80 days.

On November 30, 2012, MAXIMUS paid a quarterly cash dividend of $0.09 per share, and on January 9, 2013, the Company announced a $0.09 per share cash dividend, payable on February 28, 2013 to shareholders of record on February 15, 2013.

During the first quarter of fiscal 2013, MAXIMUS used $14.6 million to purchase 249,549 shares of MAXIMUS common stock under its Board-authorized share repurchase program. At December 31, 2012, the Company had $114.6 million available for future repurchases.

Outlook

MAXIMUS is increasing its fiscal 2013 revenue and earnings guidance. The Company now expects fiscal 2013 revenue to range between $1.25 billion and $1.30 billion and adjusted diluted earnings per share from continuing operations to range between $3.00 and $3.15.

Mr. Montoni concluded, “In addition to our many start-up programs going largely as planned, we are experiencing positive trends that give us the confidence to raise our guidance for fiscal 2013. We were pleased by the favorable over-delivery in the quarter and we now expect that health appeals volumes will remain robust for the remainder of the fiscal year. In addition, we have an improved outlook related to work performed on California’s legacy CHIP program. Perhaps most importantly, the Company is starting to see revenue materialize from health insurance exchange support operations sooner than expected. We are excited at the many opportunities before us and believe we are uniquely positioned to benefit from positive, long-term secular trends in our core markets.”

Website Presentation, Conference Call and Webcast Information

MAXIMUS will host a conference call this morning, February 7, 2013, at 9:00 a.m. (ET). The call is open to the public and can be accessed under the Investor Relations page of the Company’s website at www.maximus.com or by calling:

877.407.8289 (Domestic)/201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through February 21, 2013. Callers can access the replay by calling:

877.660.6853 (Domestic)/201.612.7415 (International)
Replay conference ID number: 407866

About MAXIMUS

MAXIMUS is a leading operator of government health and human services programs in the United States, United Kingdom, Canada, Australia and Saudi Arabia. The Company delivers business process services to improve the cost effectiveness, efficiency and quality of government-sponsored benefit programs, such as Medicaid, Medicare, Children's Health Insurance Program (CHIP), Health Insurance BC (British Columbia), as well as welfare-to-work and child support programs around the globe. The Company's primary customer base includes federal, provincial, state, county and municipal governments. Operating under its founding mission of Helping Government Serve the People®, MAXIMUS has approximately 8,800 employees worldwide. For more information, visit www.maximus.com.

Non-GAAP Measures

This release refers to non-GAAP financial measures, including free cash flows from operating activities, adjusted diluted earnings per share from continuing operations, constant currency revenue growth, organic growth, and operating income excluding legal, settlement and acquisition-related expenses.

To provide constant currency information, revenue from foreign operations is converted into United States dollars using average exchange rates from the previous fiscal year. We believe constant currency revenue growth provides a useful basis for assessing the performance of the Company excluding foreign exchange fluctuations. To provide organic growth information, revenue in the prior year is compared to the current year without PSI revenues. We believe organic growth provides a useful basis for assessing the performance of the business excluding PSI. We have provided a reconciliation of free cash flows to operating cash flows from continuing operations. We believe that free cash flows from operations is a useful basis for investors to compare our performance across periods or across our competitors. Free cash flows show the effects of the Company’s operations and routine capital expenditure and exclude the cash flow effects of acquisitions, share repurchases, dividend payments and other financing transactions. We have provided a reconciliation to adjusted diluted earnings per share and operating income excluding legal, settlement and acquisition-related expenses. We believe that these measures are a useful basis for assessing the Company’s performance excluding the effect of the costs of acquiring PSI and net legal and settlement expenses.

The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to net income, cash flows from operating activities, diluted earnings per share, revenue growth and operating income as measures of performance.

Statements that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company's products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company's actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company's most recent Annual Report filed with the Securities and Exchange Commission, found on www.maximus.com.

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)
	Three Months Ended December 31,
	2012	2011
Revenue	$286,266	$239,603
Cost of revenue	209,736	179,756
Gross profit	76,530	59,847
Selling, general and administrative expenses	42,222	32,756
Acquisition-related expenses	148	—
Legal and settlement expense	142	186
Operating income from continuing operations	34,018	26,905
Interest and other income, net	1,106	1,104
Income from continuing operations before income taxes	35,124	28,009
Provision for income taxes	13,341	10,351
Income from continuing operations	21,783	17,658

Discontinued operations, net of income taxes:
Loss from discontinued operations	(503)	—
Gain on disposal	36	46
Income (loss) from discontinued operations	(467)	46

Net income	$21,316	$17,704

Basic earnings (loss) per share:
Income from continuing operations	$0.64	$0.52
Income (loss) from discontinued operations	(0.01)	0.01
Basic earnings per share	$0.63	$0.53

Diluted earnings (loss) per share:
Income from continuing operations	$0.62	$0.51
Income (loss) from discontinued operations	(0.01)	—
Diluted earnings per share	$0.61	$0.51

Dividends paid per share	$0.09	$0.09

Weighted average shares outstanding:
Basic	34,081	33,663
Diluted	34,876	34,557

MAXIMUS, Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands)
	December 31, 2012	September 30, 2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$167,138	$189,312
Restricted cash	12,106	11,593
Accounts receivable — billed, net of reserves of $4,114 and $3,975	198,939	172,705
Accounts receivable — unbilled	11,387	10,539
Prepaid income taxes	4,711	3,800
Deferred income taxes	21,779	22,207
Prepaid expenses and other current assets	38,171	38,528
Total current assets	454,231	448,684

Property and equipment, net	58,284	58,798
Capitalized software, net	29,304	27,390
Goodwill	112,021	112,032
Intangible assets, net	24,129	25,330
Deferred contract costs, net	14,619	9,284
Deferred income taxes	833	1,369
Deferred compensation plan assets	9,373	9,220
Other assets, net	3,111	3,186
Total assets	$705,905	$695,293

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$82,826	$73,128
Accrued compensation and benefits	41,707	56,105
Deferred revenue	62,401	60,026
Current portion of long-term debt	176	178
Income taxes payable	1,785	3,100
Other accrued liabilities	6,819	6,599
Total current liabilities	195,714	199,136
Deferred revenue, less current portion	23,619	19,550
Long-term debt	1,494	1,558
Acquisition-related contingent consideration	401	406
Income taxes payable, less current portion	1,436	1,412
Deferred income taxes	8,323	10,384
Deferred compensation plan liabilities, less current portion	13,212	11,741
Total liabilities	244,199	244,187

Shareholders’ equity:
Common stock, no par value; 60,000 shares authorized; 56,866 and 56,516 shares issued and 34,086 and 33,985 shares outstanding at December 31, 2012 and September 30, 2012, at stated amount, respectively	403,706	395,967
Treasury stock, at cost; 22,780 and 22,531 shares at December 31, 2012 and September 30, 2012, respectively	(444,282)	(429,646)
Accumulated other comprehensive income	19,637	20,240
Retained earnings	482,645	464,545
Total shareholders’ equity	461,706	451,106
Total liabilities and shareholders’ equity	$705,905	$695,293

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)
	Three Months Ended December 31,
	2012	2011
Cash flows from operating activities:
Net income	$21,316	$17,704
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	467	(46)
Depreciation and amortization	9,975	6,111
Deferred income taxes	(611)	(2,424)
Non-cash equity based compensation	3,475	2,797

Change in assets and liabilities:
Accounts receivable — billed	(26,380)	(2,473)
Accounts receivable — unbilled	(845)	(418)
Prepaid expenses and other current assets	72	(1,621)
Deferred contract costs	(5,345)	790
Accounts payable and accrued liabilities	10,526	7,770
Accrued compensation and benefits	(7,694)	(10,553)
Deferred revenue	6,463	7,629
Income taxes	(2,233)	4,978
Other assets and liabilities	933	(2,688)
Cash provided by operating activities — continuing operations	10,119	27,556
Cash used in operating activities — discontinued operations	(493)	—
Cash provided by operating activities	9,626	27,556

Cash flows from investing activities:
Purchases of property and equipment	(7,087)	(2,554)
Capitalized software costs	(3,464)	(720)
Proceeds from note receivable	60	148
Proceeds from sale of discontinued operations	—	2,240
Cash used in investing activities	(10,491)	(886)

Cash flows from financing activities:
Repurchases of common stock	(15,403)	(9,749)
Employee tax withholding on restricted stock unit vesting	(6,677)	(3,088)
Tax benefit due to option exercises and restricted stock units vesting	2,365	1,740
Cash dividends paid	(3,064)	(3,023)
Stock option exercises	1,752	2,816
Repayment of long-term debt	(44)	—
Cash used in financing activities	(21,071)	(11,304)

Effect of exchange rate changes on cash and cash equivalents	(238)	2,732

Net increase/(decrease) in cash and cash equivalents	(22,174)	18,098

Cash and cash equivalents, beginning of period	189,312	172,950

Cash and cash equivalents, end of period	$ 167,138	$ 191,048

MAXIMUS, Inc.
SEGMENT INFORMATION
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,
	2012	%(1)	2011	%(1)

Revenue:
Health Services	$175,998	100%	$158,043	100%
Human Services	110,268	100%	81,560	100%
Total	286,266	100%	239,603	100%

Gross profit:
Health Services	45,259	25.7%	35,999	22.8%
Human Services	31,271	28.4%	23,848	29.2%
Total	76,530	26.7%	59,847	25.0%

Selling, general, and administrative expense:
Health Services	24,633	14.0%	19,216	12.2%
Human Services	17,589	16.0%	13,540	16.6%
Total	42,222	14.7%	32,756	13.7%

Operating income from continuing operations:
Health Services	20,626	11.7%	16,783	10.6%
Human Services	13,682	12.4%	10,308	12.6%
Subtotal: Segment operating income	34,308	12.0%	27,091	11.3%
Acquisition-related expenses	148	NM	—	NM
Legal and settlement expense	142	NM	186	NM
Total	$34,018	11.9%	$26,905	11.2%

(1)	Percentage of respective segment revenue. Changes not considered meaningful are marked “NM.”

MAXIMUS, Inc.
Non-GAAP Measures

ADJUSTED DILUTED EPS FROM CONTINUING OPERATIONS
FY 2013 and FY 2012
(Unaudited)

	Quarter
	Ended
	Dec. 31, 2012
Diluted EPS from continuing operations-GAAP basis	$0.62

Adjustments:
Legal, settlement and acquisition-related expenses	0.01
Subtotal pro forma adjustments	0.01

Adjusted diluted EPS from continuing operations	$0.63

	Quarter Ended				Year Ended
	Dec. 31, 2011	Mar. 31, 2012	Jun. 30, 2012	Sept. 30, 2012	Sept. 30, 2012
Diluted EPS from continuing operations-GAAP basis	$0.51	$0.41	$0.59	$0.68	$2.19

Adjustments:
Legal, settlement and acquisition-related expenses (recovery), net	–	(0.01)	0.03	0.03	0.05
Adjustment for tax accounts	–	0.09	–	0.03	0.12
Subtotal pro forma adjustments	–	0.08	0.03	0.06	0.17

Adjusted Diluted EPS from continuing operations	$0.51	$0.49	$0.62	$0.74	$2.36

MAXIMUS, Inc.
FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,
	2012	2011

Cash provided by operating activities — continuing operations	$10,119	$27,556
Purchases of property and equipment	(7,087)	(2,554)
Capitalized software costs	(3,464)	(720)
Free cash flow from continuing operations	$(432)	$24,282

CONTACT:
MAXIMUS
Lisa Miles, 703-251-8637
lisamiles@maximus.com